Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND SIX MONTH EARNINGS

Aiken, South Carolina (July 29, 2019) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced results for the three and six month periods ended June 30, 2019. Net income increased $64,000 or 3.5% to $1.9 million or $0.64 per share (basic) for the quarter ended June 30, 2019, compared to $1.8 million or $0.62 per share (basic) for the same quarter in 2018. Year to date net income increased $422,000 or 11.9% to $4.0 million or $1.34 per share (basic) for the six months ended June 30, 2019 compared to $3.6 million or $1.20 per share (basic) for the same period in 2018. Increases in net interest income and non-interest income contributed to the increase in earnings, but were partially offset by an increase in non-interest expense.

Net interest income increased $376,000 or 5.6% to $7.1 million for the quarter ended June 30, 2019 compared to $6.7 million for the same period in 2018.  Year to date net interest income increased $1.1 million or 7.7% to $14.4 million for the six months ended June 30, 2019 compared to $13.3 million for the six months ended June 30, 2018.  The Company’s net interest margin increased to 3.37% for the six months ended June 30, 2019 compared to 3.32% for the six months ended June 30, 2018.

Interest income on loans increased $975,000 or 8.8% during the first half of 2019, which was attributable to an $18.0 million or 4.3% increase in the average loan balance combined with a 23 basis point increase in the interest yield on loans. Total average earning assets increased $47.3 million or 5.8% to $862.1 million for the six months ended June 30, 2019 compared to $814.8 million for the same period last year. The average yield on interest earning assets increased 33 basis points to 4.25% during the six months ended June 30, 2019. The increase in average earning assets and the related average yield was partially offset by a higher cost of funds as total interest expense increased $1.3 million, or 54.1%, to $3.8 million in the first six months of 2019 compared to $2.5 million for the same period in 2018. The increase was related to interest expense on deposits, which increased $1.5 million or 89.0% to $3.1 million during the first half of 2019 compared to $1.6 million during the same period in 2018 as a result of the increase in short-term interest rates combined with an increase in average deposits.

Non-interest income increased $748,000 or 42.9% to $2.5 million for the quarter ended June 30, 2019 compared to $1.7 million for the same period in 2018. Year to date non-interest income increased $900,000 or 23.7% to $4.7 million compared to $3.8 million for the first six months in 2018. The most significant increases were in net gain on sale of investments and grant income. Net gain on sale of investments increased $525,000, or 120.2%, to $961,000 during the first six months of 2019 compared to $436,000 during the same period last year. During the first half of 2019, the Company received a Bank Enterprise Award grant from the United States Department of the Treasury in the amount of $277,000 in recognition of its continued commitment to community development in economically distressed areas. A similar grant was received in 2018, but not until the third quarter.

Non-interest expense increased $1.0 million, or 16.0%, to $7.2 million for the quarter ended June 30, 2019 compared to $6.2 million for the second quarter of 2018. For the six months ended June 30, 2019 non-interest expense increased $1.2 million or 9.6% to $14.0 million compared to $12.8 million for the same period in 2018. The most significant increases were in salaries and employee benefits expense and depreciation and maintenance of equipment, which are both attributable to our growth and recent expansion into the Augusta, Georgia market.

Total assets increased $60.8 million or 6.7% to $973.4 million at June 30, 2019 from $912.6 million at December 31, 2018, primarily due to an increase in loans and investment securities. Net loans receivable increased $11.5 million or 2.7% to $441.6 million at June 30, 2019 from $430.1 million at December 31, 2018. Investment and mortgage-backed securities increased $46.8 million or 11.4% to $456.7 million at June 30, 2019 from $409.9 million at December 31, 2018. Total deposits increased $18.9 million or 2.5% to $786.4 million at June 30, 2019 compared to $767.5 million at December 31, 2018.

Security Federal Bank currently has 16 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Evans, Georgia. The Bank’s 17th branch, located in Augusta, Georgia, is scheduled to open later this year.  A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total interest income	$9,128	$8,029	$18,159	$15,803

Total interest expense	2,009	1,286	3,783	2,455

Net interest income	7,119	6,743	14,376	13,348

Provision for loan losses	-	-	100	-

Net interest income after provision for loan losses	7,119	6,743	14,276	13,348

Non-interest income	2,492	1,744	4,688	3,788

Non-interest expense	7,241	6,240	13,986	12,759

Income before income taxes	2,370	2,247	4,978	4,377

Provision for income taxes	486	427	1,006	827

Net income	$1,884	$1,820	$3,972	$3,550

Earnings per common share (basic)	$0.64	$0.62	$1.34	$1.20

Earnings per common share (diluted)	$0.61	$0.59	$1.28	$1.15

	BALANCE SHEET HIGHLIGHTS

	June 30, 2019	December 31, 2018	$ Change	% Change

Total assets	$973,413	$912,614	$60,799	6.7%

Cash and cash equivalents	$11,019	$12,706	$(1,687)	-13.3%

Total loans receivable, net	$441,576	$430,054	$11,522	2.7%

Investment & mortgage-backed securities	$456,707	$409,894	$46,813	11.4%

Deposits	$786,449	$767,497	$18,952	2.5%

Borrowings	$87,653	$58,310	$29,343	50.3%

Shareholders' equity	$89,137	$80,518	$8,619	10.7%

Book value per share	$31.16	$27.25	$3.91	14.3%

Non performing assets	$5,196	$7,771	$(2,575)	-33.1%

Non performing assets to total assets	0.53%	0.85%		41.5%

Allowance as a percentage of gross loans,
held for investment	1.96%	2.10%		-6.7%

Total risk based capital ratio (1)	17.29%	17.47%		-1.0%

Common equity tier one ratio (1)	16.03%	16.21%		-1.1%

(1)- This ratio is calculated using Bank only information and not consolidated information